As filed with the Securities and Exchange Commission on June 17, 2010
Registration No. 333-153446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JAMES HARDIE INDUSTRIES SE
(Exact name of registrant as specified in its charter)

Ireland	Not Applicable

(State or other jurisdiction of incorporation	(IRS Employer
or organization)	Identification Number)
Europa House
Second Floor, Harcourt Centre
Harcourt Street, Dublin 2
Ireland
(Address of Principal Executive Offices)
Amended and Restated James Hardie Industries SE Managing Board Transitional
Stock Option Plan 2005
Amended and Restated James Hardie Industries SE Supervisory Board Share Plan 2006
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011d
(Name and address of agent for service)
(212) 894-8940
Telephone number, including area code, of agent for service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 2 to our registration statement on Form S-8 (Registration No. 333-153446), as filed with the Securities and Exchange Commission on September 11, 2008 (the “Registration Statement”), is being filed solely for the purpose of reflecting that the registrant moved its corporate domicile from The Netherlands to Ireland and to provide updated Exhibits 23.1 and 23.2, which are the consents of our independent registered public accounting firms.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers
Our articles of association provide for indemnification of any person who is or was a director, company secretary, employee or person deemed by our board to be an agent of James Hardie Industries SE, who suffers any cost, loss or expense as a result of any action in connection with the discharge of their duties to James Hardie Industries SE, provided they acted in good faith in carrying out their duties and in a manner they reasonably believed to be in our interest. This indemnification will generally not be available if the person seeking indemnification acted in a manner that could be characterised as negligent, default, breach of duty or breach of trust in performing their duties. However, under Irish company law, this indemnity only binds us to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Our articles of association apply the same limitations to other indemnitees who are not current or former directors or the company secretary of James Hardie Industries SE.
We have provided Deeds of Access, Insurance and Indemnity (which we refer to as an Indemnity Deed) (originally governed by Dutch law) to our directors and senior employees and our subsidiary, James Hardie Building Products Inc., has provided Indemnity Agreements governed by Nevada law (which we refer to as an Indemnity Agreement) to directors, officers and certain employees of us, James Hardie Building Products Inc. or their affiliates. These Indemnity Deeds and Indemnity Agreements are consistent with our articles of association and relevant laws.
The terms of the Indemnity Deeds require us, to the maximum extent permitted by law, to unconditionally and irrevocably indemnify a director in relation to the director serving or having served as a director of us or one of our subsidiaries or another entity at our request or the request of one of our subsidiaries to the extent permitted by law from and against all claims, liabilities (including liability for negligence), civil penalties being pecuniary penalties imposed by legislation, legal costs actually and reasonably incurred (not limited to taxed costs), net wage or withholding taxes, social security premiums or other taxes as a result of indemnification, as well as reasonable legal costs actually incurred in good faith by the director in obtaining legal advice regarding issues arising from an Indemnity Deed or making a claim or in relation to being a witness to any type of proceedings, mediation or other form of dispute resolution. This indemnity is limited to the extent that it is not available to a director where a court has established in a final, non-appealable decision that the director (1) acted with willful misconduct, (2) acted with intentional recklessness, (3) was seriously imputable or (4) did not act in good faith, unless otherwise provided for by law or the boards provide otherwise based on standards of reasonableness and fairness.
The Indemnity Deeds require us, upon a request by a director, to make payment of amounts payable within 30 days of the incurrence of the liability or the date the amount is due and payable, whichever is shorter, and the director undertakes to repay the amounts paid to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts or if such amounts exceed what we are permitted to pay under the Indemnity Deed or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent that a director also receives payment under an indemnity from one of our subsidiaries, the director is not entitled to claim under the Indemnity Deed.

Under the Indemnity Deeds a director has the right to access our company books and those of our subsidiaries in relation to any act or omission in relation to the director acting in that capacity for us, our subsidiaries or another entity at our request or at the request of our subsidiaries.
The Indemnity Agreements provide that James Hardie Building Products Inc. shall hold harmless and indemnify a director, officer or employee of us, James Hardie Building Products Inc., or their affiliates to the maximum extent allowed by Nevada law against any expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment) actually and reasonably incurred by the director, officer or employee (net of any insurance proceeds or other amounts received by the indemnitee as compensation for such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the director, officer or employee is a party or participant or is threatened to be made a party or participant (a) based upon, arising from, relating to or by reason of the fact that the director, officer or employee was or is a director, officer or employee of us or of James Hardie Building Products Inc., or is or was serving at our request or the request of James Hardie Building Products Inc., as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent of another corporation or entity, or (b) arising from or relating to any action or omission to act taken by the director, officer or employee in any of the capacities described above. However, the director, officer or employee will only be indemnified in connection with a proceeding initiated by him or her (other than a proceeding to enforce his or her rights under the indemnity agreement) if the proceeding was authorised by a two-thirds vote of the board of directors of James Hardie Building Products Inc.
By the terms of the Indemnity Agreements, its benefits are not available if there is a judgment or other final adjudication, after all appeals and all time for appeals has expired, which is adverse to the director, officer or employee and which establishes (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty or willful fraud or illegality, and were material to the cause of action so adjudicated; (b) that he or she in fact personally gained a financial profit or other advantage to which he or she was not legally entitled, (c) that indemnification of the director, officer or employee is prohibited by applicable law, (d) in respect of any remuneration paid to the director, officer or employee if such remuneration was in violation of law or (e) that such indemnification is not lawful and James Hardie Building Products Inc. and the director, officer or employee have been advised that the US Securities and Exchange Commission believes that the indemnification for liabilities arising under the US federal securities laws is against public policy and is, therefore, unenforceable and claims for indemnification should be submitted to the appropriate court for adjudication. In addition, the benefits are not available for any claim made against the director, officer or employee for an accounting of profits made from the purchase or sale by the director, officer or employee of our securities within the meaning of Section 16(b) of the US Securities Exchange Act of 1934 or analogous provisions of any applicable law.
The Indemnity Agreements require James Hardie Building Products Inc., upon request by the director, officer or employee, to make payment within 30 days of amounts payable under the Indemnity Agreements as expended or incurred in advance of indemnification, provided, however, that the director, officer or employee undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such amounts.
Irish law contains a restriction on the indemnity that an Irish public company, and therefore an Irish SE, can give its current and former directors and company secretary. Irish law renders void any provision in an Irish company’s articles of association or other contract that would exempt from liability or provide any current or former director or company secretary with an indemnity for negligence, default, breach of duty or breach of trust. In addition, under Irish company law, this indemnity only binds us to indemnify a current or former director or company secretary where judgment is given in any civil or criminal action in favour of such director or company secretary, or where a court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Our articles of association apply the same limitations to other indemnitees who are not current or former directors or the company secretary of James Hardie Industries SE.

The directors will still be allowed to claim advances for costs as permitted under the Irish law-governed Indemnity Deeds. However, in the event a final determination is made against a current or former director or company secretary or, if no determination is made at all, an Irish Court would interpret the scope of the indemnity contained in the Indemnity Deed such that James Hardie Industries SE could require the current or former director or company secretary to repay an advance in the circumstances required under Irish law outlined above.
As required by the terms of the Indemnity Deeds and the Indemnity Agreements, we and James Hardie Building Products Inc. maintain director and officers insurance policies under which such persons would be insured against liabilities resulting from their service to us.
Item 8. Exhibits
See “Exhibit Index” below.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;
               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, JAMES HARDIE INDUSTRIES SE certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on this 16 day of June, 2010.

JAMES HARDIE INDUSTRIES SE
By:	/s/ Russell Chenu
Russell Chenu
Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis Gries Louis Gries	Chief Executive Officer (Principal Executive Officer)	June 16, 2010

	Chief Financial Officer (Principal Financial and	June 16, 2010
/s/ Russell Chenu Russell Chenu	Accounting Officer)

* Michael N. Hammes	Chairman of the Board	June 16, 2010

* Donald McGauchie AO	Deputy Chairman of the Board	June 16, 2010

* Brian Anderson	Director	June 16, 2010

* David Harrison	Director	June 16, 2010

* Rudy van der Meer	Director	June 16, 2010

* James Osborne	Director	June 16, 2010

* David Dilger	Director	June 16, 2010

*By:	/s/ Paul Bokota
Paul Bokota
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Memorandum and Articles of Association of James Hardie Industries SE, a European Company registered in Ireland (incorporated herein by reference to Exhibit 3.2 to our registration statement on Form F-4, filed on June 23, 2009)

4.2	Amended and Restated James Hardie Industries SE Managing Board Transitional Stock Option Plan 2005

4.3	Amended and Restated James Hardie Industries SE Supervisory Board Share Plan 2006

5.1	Opinion of Arthur Cox

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Arthur Cox (contained in its opinion filed as Exhibit 5.1 hereto)